EXHIBIT 10(c)25

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

GEORGIA POWER COMPANY

Effective as of March 1, 2006 the following are the annual base salaries of the Chief Executive Officer and certain other executive officers of Georgia Power Company (the “Company”).

Michael D. Garrett President and Chief Executive Officer	$586,000
James H. Miller, III Senior Vice President and General Counsel	$312,279
Mickey A. Brown Executive Vice President	$305,103
Christopher C. Womack Senior Vice President	$306,129

William C. Archer, III will serve as Executive Vice President of the Company until his retirement effective March 19, 2006. Mr. Archer’s annual base salary for the year ended December 31, 2005 was $294,790.

C. B. Harreld, Executive Vice President of Southern Company Services, Inc., served as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company until March 17, 2005. Mr. Harreld’s annual base salary for the year ended December 31, 2005 was $291,285.